Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CVB Financial Corp. on Form S-4 of our report dated March 7, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Heritage Commerce Corp for the year ended December 31, 2024, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP
Crowe LLP

Oakbrook Terrace, Illinois

January 30, 2026